                                Exhibit (h)(28)

                            Funds Trading Agreement
                          Dated as of August 21, 2000
                                    Between
          Fidelity Investments Institutional Operations Company, LLC,
                   Banc One Investment Advisors Corporation
                                      And
                            One Group Mutual Funds

                            FUNDS TRADING AGREEMENT
                            -----------------------


     AGREEMENT made as of the 21/st/ day of August, 2000 by Fidelity Investments Institutional Operations Company, Inc. ("FIIOC"), a Massachusetts corporation, One Group Mutual Funds ("One Group"), and Banc One Investment Advisors Corporation ("BOIA").


                                  WITNESSETH:

     WHEREAS: One Group is an open-end investment company registered under the Investment Company Act of 1940, as amended, consisting of the series listed in Exhibit A attached hereto (individually, each a Fund and collectively, the "Funds"); and

     WHEREAS: Boston Financial Data Services serves as the transfer agent ("Transfer Agent") for the Funds; and

     WHEREAS: BOIA serves as investment advisor for the Funds; and

     WHEREAS: One Group desires that FIIOC serve as limited agent to accept orders for the purchase, exchange and redemption of securities of the Fund ("Shares") by certain employee benefit plans for which FIIOC performs administrative and recordkeeping services (individually, the "Plan" and collectively, the "Plans");

     NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto hereby agree as follows:

     1   Appointment of FIIOC. One Group hereby appoints FIIOC as its agent for
     ------------------------
the sole and limited purpose of accepting purchase, exchange or redemption orders for Shares purchased, exchanged or redeemed by the Plan ("Orders"). One Group represents that it has all the requisite power and authority to appoint agent to accept purchase, exchange or redemption orders for Shares purchased, exchanged or redeemed by the Plan. FIIOC hereby accepts its appointment on the terms and conditions set forth herein. Notwithstanding anything in this Agreement to the contrary, FIIOC shall not be acting as agent for One Group in any manner whatsoever, except in accepting such Orders.

     2.  Orders and Acceptance. FIIOC, as agent of One Group, shall accept from
     -------------------------
the Plan, Orders for the purchase, exchange or redemption of Shares of the Funds. If such Orders are received by FIIOC prior to the close of trading on the New York Stock Exchange (the "Close of Trading") on a day the New York Stock Exchange is open for business (a "Business Day"), they shall be treated as having been received by One Group or its Designee on such Business Day ("Trade Date"). One Group or its designee ("Designee") will maintain a separate account in each Fund for each individual Plan (individually, the "Account" and collectively, the "Accounts"); such Account shall be registered in the name of FIIOC as agent for the Plan.

     3.   Pricing Information. By 7:00 p.m. Eastern Time ("ET") each Business
     ------------------------
Day, One Group or its Designee shall provide, via electronic data transmission ("EDT") in FIIOC's format the following information ("Price Information") to 1`11OC: (1) the confirmed net asset value for each Fund at the Close of Trading,
(2) the change in each Fund's net asset value from the Close of Trading on the prior Business Day, (3) In the case of Funds which pay a daily dividend, the latest daily accrual for interest rate factor ("mil rate"), and (4) on ex dividend date, if applicable, dividend and capital gain information. FROC shall issue a confirmation to One Group or its Designee upon receipt of the EDT, provided, that if One Group directs such confirmation to be provided to Designee, One Group shall have all necessary authority to share the information contained in such confirmation with designee and, provided, further, that FIIOC, by provided such confirmation to Designee, shall have satisfied its obligation to deliver such confirmation to One Group. If on any Business Day One Group or its Designee does not provide such Price Information to FIIOC, FIIOC shall hold all associated transaction activity in the Fidelity Participant Recordkeeping System ("FPRS") until the relevant Price Information is made available by One Group or its Designee. The detailed pricing procedures to be followed by One Group or its Designee and FIIOC are outlined in Exhibit B attached hereto, as such exhibit may be amended from time to time by the parties hereto.

     4.   Trade Reporting. By 7:00 a.m. ET each Business Day following Trade
     --------------------
Date (,TD + 1), FIIOC shall provide, via EDT in FIIOC's format, to Transfer Agent instructions for the net purchase or net redemption of Shares of each Fund by Account based on Orders accepted by FIIOC prior to Close of Trading on the prior Business Day. In the event that such instructions represent estimated trade activity, FIIOC shall provide final instructions to Transfer Agent by no later than 9:00 a.m. ET. Transfer Agent shall issue a confirmation of EDT receipt to FIIOC by no later than 9:15 a.m. ET on TDI-1. Such instructions shall be effected at the public offering price of the Shares of the respective Fund calculated as of the Close of Trading on the Business Day on which the Order was accepted by FIIOC. The detailed activity reporting procedures to be followed by One Group or its Designee and FIIOC are outlined in Exhibit C attached hereto, as such Exhibit may be amended from time to time by the parties hereto.

     5.   Settlement. Settlements shall be made for each Business Day, by wire
     ---------------
transfer. Each Business Day FIIOC shall calculate net purchases and redemptions with respect to all Funds and Plans occurring on that Business Day. The daily wire transfers between FIIOC and Transfer Agent shall operate as follows:

     (a) For net redemptions, Transfer Agent shall initiate a wire transfer to FIIOC by 11:00 a.m. ET on TD+I.

     (b) For net purchases, FIJOC shall Initiate a wire transfer to Transfer Agent by 11:00 a.m. ET on TD+I.

     (c) FIIOC and Transfer Agent shall monitor the receipt of wire transfers oil a daily basis. If any wire transfer is not received oil tile Business Day such wire was required to be initiated and it is determined that the sending party was negligent in initiating the wire transfer, causing the delay or non-receipt of any such wire transfer, then the sending party shall compensate tile receiving party for the amount of reasonable interest plus associated bank penalties.

     6.   Confirmation and Reconciliation. Each Business Day Transfer Agent
     ------------------------------------
shall send via EDT to FIIOC transaction confirmations of the prior Business Day's net purchase or net redemption for each Account. Transfer Agent shall also send via regular mail to FIIOC, by no later than the fifth Business Day following calendar month close, a monthly statement for each Account. FIIOC shall notify One Group or its Designee of any material differences within twenty
(20) Business Days of receipt of the monthly statement. FIIOC and One Group or its Designee will jointly determine the action to be taken to rectify any material differences.

     7.   Representations by FIIOC. FIIOC represents that:
     -----------------------------

          (a) it has full power and authority to enter into and perform this Agreement;

          (b) is registered as a Transfer Agent pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act");

          (c) the arrangements provided for in this Agreement will be disclosed to the Plan through its representatives; and it will promptly notify One Group in the event that FIIOC is for any reason unable to perform any of its obligations under this Agreement.

     8.   Representations of One Group. One Group represents that:
     ---------------------------------

          (a) it has full power and authority to enter into and perform this Agreement and is duly authorized to appoint FIIOC as agent for the Fund;

          (b) the Transfer Agent is registered pursuant to Section 17A of the 1934 Act;

          (c) the Funds listed on Exhibit A attached hereto are qualified, or are exempt from qualification, under applicable securities laws in the relevant jurisdictions;

          (d) it will promptly notify FIIOC in the event that (i) a new Transfer Agent is appointed for the Funds, (ii) it is acquired by another firm or (iii) it is for any reason unable to perform any of its obligations under this Agreement, Such notice shall be supplied one hundred twenty (120) days prior to the effective date of either event.

     9.   Fund Waivers. One Group hereby agrees to waive any and all loads or
     -----------------
fees associated with purchase, exchange and redemption transactions. Any trading restrictions, including those related to the size and frequency of transactions, are also waived.

     10.  Compensation. For its services under this Agreement, FIIOC shall be
     -----------------
entitled to the fees set forth on Exhibit D, attached to this Agreement, as said Exhibit may be amended from time to time.

     11.  Prospectus Delivery. FIIOC shall be responsible for mailing Fund
     ------------------------
prospectuses to Plan participants who request them and for mailing periodic Fund reports to Plan participants, and shall retain the services of a third-party vendor to handle such mailings. One Group shall be responsible for all materials and production costs, and hereby agrees to provide the prospectuses and periodic Fund reports to the third-party vendor selected by FIIOC. One Group shall bear the costs of mailing periodic Fund reports to Plan participants. FIIOC shall bear the costs of mailing prospectuses to Plan participants who request them.

     12.  Proxies. One Group shall be responsible for all costs associated with
     ------------
the production of proxy materials. FIIOC shall retain the services of a third-party vendor to handle proxy solicitation mailings and vote tabulation. Expenses associated with such services shall be billed directly to One Group or its Designee by the third-party vendor.

     13.  Participant Communications. One Group agrees to provide internally-
     -------------------------------
prepared fund descriptive information approved by the Funds' legal counsel for use by FIIOC in its written Plan participant communication materials. FIIOC shall utilize historical performance data obtained from third-party vendors (currently Morningstar, Inc., FACTSET Research Systems and Lipper Analytical Services) in telephone conversations with Plan participants and in quarterly participant statements. One Group hereby consents to FIIOC's use of such materials. FIIOC shall seek the approval of One Group prior to retaining any other third-party vendor to render such data or materials under this Agreement. One Group agrees to use reasonable efforts to supply FIIOC with an electronic print file for each Fund containing updated Fund performance and Fund information within four to six weeks of the quarter end.

     14.  Information Regarding the Plans. FIIOC shall transmit to Transfer
     ------------------------------------
Agent or the One Group (or to any agent designated by either of them) such information concerning the Plans and participants in the Plans as shall reasonably be necessary for One Group to fulfill its obligations under this Agreement and as One Group shall reasonably conclude is necessary to enable the Funds to comply with applicable state Blue Sky laws.

     15.  Intermediary Compensation. One Group acknowledges that each Plan may
     ------------------------------
have an investment professional firm ("Firm") that is identified to Transfer Agent or its affiliates as the broker of record, or similar designation, for tile i1CCOUnt 0ftllC Plan. One Group shall pay, or shall use its best efforts to cause its affiliates to pay, to each Firm with respect to investments by any Plan in the Funds, any fees or compensation described in the Funds prospectuses and that is generally available to investment professionals who sell shares of the Funds or provide services for the Funds' shareholders. One Group shall execute, and shall use its best efforts to cause its affiliates to execute, with Firm any agreement required for Firm to receive such payments. Nothing in this
Section 15 shall be deemed to in any way limit One Group's obligations under
Section 10 of this Agreement.

     16.  Indemnification. One Group shall indemnify and hold harmless FIIOC,
     --------------------
its affiliates, employees, and agents from any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against FIIOC, its affiliates, employees, or agents, by reason of any claim, regulatory proceeding, or litigation arising from any act done or omitted to be done by any individual or person with respect to this Agreement, excepting only any and all loss, etc., arising solely from FIIOC's negligence or bad faith.

          (a) In the event that One Group or its Designee fails to provide Price Information on any Business Day, as detailed in Section 3 of this Agreement, FIIOC shall be entitled to compensation from One Group for the amount of any resulting loss to any related Plan investment option. For this purpose, a related Plan investment option is defined as any Plan investment option (including, but not limited to, Fidelity mutual funds, non-Fidelity mutual p funds, employer stock, commingled pools, guaranteed investment contracts, and customized separately managed portfolios) impacted by held transaction activity due to Transfer Agent's failure to provide timely Price Information to FIIOC.

          (b) In the event that One Group or its Designee provides an incorrect price and said error causes a monetary loss to any Plan participant account maintained by FIIOC, then One Group shall be responsible for compensating the account(s) so that any Plan participant who has incurred such a loss shall be made whole in accordance with FIIOC's price error correction policy.

          (c) In the event that Plan participant accounts gain from an incorrect price, FIIOC shall adjust such accounts in accordance with FIIOC's price error correction policy and upon notification to tile Plan Sponsor(s). If Plan participants received distributions during the time period affected by an overstated price, FIIOC shall make a reasonable effort to recover overpayments from such participants in accordance with its price error correction policy, upon notification to the Plan Sponsor(s) and provided that One Group assumes responsibility for all reasonable and demonstrable expenses incurred by FIIOC in attempting to recover the overpayments. If exchange transactions are involved, FIIOC shall sell the excess shares in the affected Plan participant accounts on a Current basis and remit the resulting proceeds to Transfer Agent.

          (d) One Group shall not net the impact of individual Plan participant gains and losses in calculating any compensation due Plan participants and/or FIIOC as the result of an incorrect price.

     FIIOC shall indemnify and hold harmless One Group, from any and all loss, damage, penalty, liability, cost, and expense, including without limitation, reasonable attorneys' fees and disbursements, that may be incurred by, imposed upon, or asserted against One Group by reason of any claim, regulatory proceeding, or litigation arising from FIIOC's negligence or bad faith with respect to this Agreement.

     In providing services pursuant to this Agreement, FIIOC and One Group shall comply with all applicable federal and state laws and regulations and each party hereto shall indemnify and hold harmless the other party, its affiliates, employees and agents from any and all loss, damage, penalty, liability, cost and expense, including without limitation, reasonable attorneys fees and disbursements, that may be incurred by, imposed upon or asserted against such party, its affiliates, employees, or agents, by reason of any claim, regulatory proceeding or litigation arising from non-compliance by such party with any such laws or regulations.

     In providing the indemnifications set forth in the immediately preceding paragraph, each party hereto agrees to maintain such insurance coverage as shall be reasonably necessary under the circumstances.

     17.  Non-Exclusivity. One Group acknowledges and agrees that FIIOC may
          ---------------
enter into agreements similar to this Agreement with organizations other than One Group which also serve as principal underwriters for mutual funds, or otherwise. FIIOC acknowledges and agrees that nothing contained herein shall prohibit One Group or any affiliate of One Group from providing administrative, subaccounting or recordkeeping services to any defined contribution plan or from soliciting any such plan or sponsor thereof to enter into any arrangement with One Group or any affiliate of One Group for such services.

     18.  Termination of Agreement. This Agreement may be terminated at any time
          ------------------------
by either party upon ninety (90) days written notice to the other party. Notwithstanding the foregoing, this Agreement may be terminated immediately upon either (i) a material breach by either party not cured within thirty (30) days after notice from the other, or (ii) upon termination of services from either party to the Plan. The provisions of Section 16 and the second paragraph of this
Section 18 shall survive any termination of this Agreement.

Upon termination of this Agreement for any reason, if Plans continue to hold Fund shares, One Group and FIIOC agree to be obligated under, and to act in accordance with the terms and conditions of, this Agreement with respect to such Plans and Fund shares purchased and redeemed by such Plans for a period of eighteen months following the termination date, and FIIOC shall continue to serve as an agent of One Group for the limited purpose of accepting purchase and redemption orders by such Plans during that period.

     19.  Notices. One Group shall supply to FIIOC notice of any significant
          -------
changes or events impacting the Funds' operations or availability of Fund shares to the public, including but not limited to: mergers, liquidations, closings to existing and/or new investors and changes in portfolio management. When reasonably practicable such notice shall be supplied to FROC ninety (90) days prior to the effective date of the change or event. Otherwise, One Group shall use best efforts to supply such notice as soon as reasonably practicable. One Group will ensure that any notice supplied by it regarding the Funds will be presented in a form appropriate to be provided to the Plan Sponsor as received by FIIOC. One Group shall reimburse FIJOC for any expenses incurred by FIIOC as a result of One Group's failure to provide such notice, or failure to provide such notice in a presentable form. Unless otherwise specified, all notices and other communications hereunder shall be in writing and shall be hand delivered or mailed by certified mail to the other party at the following address or such other address as each party may give notice to the other:

If to One Group:

One Group Mutual Funds
1111 Polaris Pkwy, Ste B2 (will be Ste G2 after 11/17/200)
Attn.: Client Administration

If to Transfer Agent:
Boston Financial Data Services
150 Royall St
Canton, MA 02021
Attn.: One Group Mutual Funds


If to FIIOC:

82 Devonshire Street
Boston, MA 02109
Attn.: Contract Risk Management; Mail Zone L6A

      20.  Amendment, Assignment and Other Matters. This Agreement may not be
           ---------------------------------------
amended except by a writing signed by each of the parties hereto. This Agreement shall not be assigned, except to affiliates, by either party without the written consent of the other party. All provisions of the Agreement shall remain in effect in the event of a Fund name change. This Agreement may be executed in several counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument. The headings in this Agreement are for reference only and shall not affect the interpretation or construction of this Agreement. This Agreement, including the Exhibits attached hereto, contains the entire agreement of the parties as to the subject matter hereof and supersedes any prior agreements, written or oral. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to the principles of conflicts of law thereof.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

ONE GROUP MUTUAL FUNDS             FIDELITY INVEST MENTS INSTITUTIONAL
                                   OPERATIONS COMPANY INC.

By:  /s/ Mark A. Beeson            By   /s/ Jude Metalfe
     ------------------                 ---------------
Name:    Mark A. Beeson            Name:     Jude Metalfe
-----------------------            ----------------------
Title:   President                 Title:  SVP
------------------                 -----------
Date:    August 18, 2000           Date:  August 24, 2000
------------------------           ----------------------



BANC ONE INVESTMENT ADVISORS CORPORATION
----------------------------------------

By:    /s/  Peter W. Atwater
----------------------------
Name:  Peter W. Atwater
-----------------------
Title:  Chief Operating Officer

-------------------------------

                                   EXHIBIT A

                                     FUNDS
                                     -----


Fund Name: One Group Bond Fund Class A Shares
Cusip: 6823IN776
Ticker Symbol: PGBOX

Fund Name: One Group International Equity Index Fund Class A Shares
Cusip: 681937561
Ticker Symbol: OEIAX

Fund Name: One Group Mid Cap Growth Fund Class A Shares
Cusip: 681937728
Ticker Symbol: OSGIX

                                   EXHIBIT B

                           REMOTE PRICING PROCEDURES
                           -------------------------

The Price Information as described in Section 3 shall be provided by One Group or its Designee to FROC as follows:

(1) One Group or its Designee shall provide the Price Information via EDT by no later than 7:00 p.m. ET.

(2) In the event that an EDT cannot be sent, One Group or its Designee shall input Price Information by no later than 7:00 p.m. ET via the FPRS remote access price screen that FIIOC has provided to One Group or its Designee.

(3) In the event that the FPRS remote access pricing screen is unavailable prior to 7:00 p.m. ET, One Group or its Designee will notify FIIOC via telephone and shall then send the Price Information via fax to 606-291-6188 (primary fax machine) or 606-291-6299 (backup fax machine), or other numbers as FIIOC may designate in writing from time to time, by no later than 7:00 p.m. ET.

(4) Upon receipt of the faxed Price Information, FIIOC shall contact One Group or its Designee by telephone in order to verbally confirm each individual Fund price and the relevant pricing date. If One Group or its Designee does not receive such contact from FIIOC by 7:00 p.m. ET confirming the receipt of the fax, then One Group or its Designee must call FIIOC by 7:00 p.m. ET.

(5) In the event that a fax machine is unavailable to either One Group or its Designee or FIIOC prior to 7:00 p.m. ET, One Group or its Designee shall provide FIIOC with the Price Information via a telephone call, and shall confirm such information via fax as soon as practicable. FI1OC shall document the Price Information received by telephone, referencing the One Group or its Designee employee name, date and time.

(6) In the event that One Group or its Designee does not provide Price Information to FIIOC in accordance with Steps I through 4 above, transactions involving the Fund (which may include other Plan investment options for purposes of participant distributions and exchanges, as described in section 15(a) of this Agreement) shall be held until it is administratively feasible to update these transactions in a nightly cycle following receipt of Price Information from One Group or its Designee. Held transactions shall then be processed "as-of the original Trade Date.

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                                   EXHIBIT C

                        ACTIVITY REPORTING PROCEDURE'S
                        ------------------------------

The final net purchase or net redemption for each Account as described in
Section 4 shall be provided by FIIOC to Transfer Agent as follows:

(1) FIIOC shall provide the final net activity for each Account to Transfer Agent, via EDT, by no later than 9:00 a.m. ET each day, regardless of whether or not activity occurred.

(2) In the event that an EDT cannot be sent, FIIOC shall fax the final net activity information for Account to Transfer Agent by no later than 9:00 a.m. ET each day, regardless of whether or not activity occurred.

(3) Transfer Agent shall notify FTIOC by 9:15 a.m. ET if the fax has not yet been received.

(4) In the event that a fax machine is unavailable to either FIIOC or Transfer Agent, FIIOC shall provide Transfer Agent with the activity information via a telephone call and shall confirm such information via fax as soon as practicable. FIIOC shall document the activity information reported, referencing the Transfer Agent employee name, date and time.

(5) Upon receipt of the fax, Transfer Agent shall notify FIIOC via telephone in order to confirm receipt of the fax and the legibility of the information.

                                   EXHIBIT D

                                 COMPENSATION
                                 ------------

          In consideration of the services provided by FIIOC tinder this Agreement, One Group shall pay to FIIOC an amount equal to 25 basis points (0.25%) per annum of the average aggregate amount invested in (lie Funds through the Plans each calendar month (the "Service Fee"). The average aggregate amount invested through the Plans over a calendar month shall be computed by totaling daily balances during the month and dividing such total by the actual number of days in the month.

          Fidelity Investments Institutional Services Company, Inc. ("FIIS"), an affiliate of FIIOC, shall calculate this payment at the end of each calendar month and shall forward an invoice to One Group, along with such other supporting data as may be reasonably requested by One Group. One Group shall make such payment to FIIS via wire transfer within 30 (lays of receipt of the invoice.

          One Group shall pay a portion of the Service Fee equivalent to the maximum of either 15 Basis Points on assets tinder management or $18.00 (eighteen dollars) per account annually, whichever is greater. Any portion of the Service Fee in excess of the equivalent of this amount shall be paid by Banc One Investment Advisors Corporation